UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 11, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

LodgeNet Interactive Corporation (the “Company”) today announced that it has appointed Richard L. Battista, 48, to the position of President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors.  Mr. Battista’s appointments are effective as of September 11, 2012  (the “Effective Date”).  Phillip Spencer’s service as Interim Chief Executive Officer of the Company will terminate upon the effectiveness of Mr. Battista’s appointment, but Mr. Spencer will remain a member of the Company’s Board of Directors.

In connection with Mr. Battista’s appointment as Chief Executive Officer, the Company entered into an employment agreement with him, dated September 11, 2012 (the “Employment Agreement”), which provides for an annual base salary of $800,000.  Mr. Battista will also be eligible to receive in cash a target bonus opportunity equal to 50% of his base salary in each year of his employment, with a maximum bonus opportunity equal to 200% of his base salary.  The Company’s Board of Directors shall develop the bonus formula, targets and criteria for determining achievement of such targets.  The Company has agreed that Mr. Battista will receive a guaranteed minimum bonus of $400,000 for the first full calendar year of his employment as well as a pro-rated target bonus for the balance of 2012.  A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

On September 11, 2012, the Company granted Mr. Battista, under the LodgeNet Interactive Corporation 2012 CEO Equity Incentive Plan (the “Plan”), 550,000 shares of restricted stock, 366,667 shares of which vest fully on the first anniversary of the Effective Date, with the remainder vesting in six monthly installments on the last day of each month beginning on October 31, 2013, in each case as long as Mr. Battista remains employed with the Company.  Mr. Battista was also granted options to purchase 550,000 shares of the Company’s common stock at an exercise price equal to the fair market value, as defined under the Plan, of a share of the Company’s common stock on the date of grant.  These options will vest in 18 equal monthly installments commencing on the 13-month anniversary of the Effective Date provided that Mr. Battista remains employed by the Company.  Mr. Battista will also be eligible to participate in other bonus and incentive compensation programs in accordance with their terms as the Company may have in effect from time to time for its executive personnel.

A veteran of the entertainment and media industry, Mr. Battista most recently formed Pontiac Digital Media through which he has created and invested in media properties with a focus on the digital and content arenas.  Mr. Battista enjoyed a nearly 20-year career at the News Corp/Fox companies in which he held numerous senior management roles across a number of divisions of the company, and played an integral role in building the company’s significant portfolio of television businesses. Most recently he served as Executive Vice President, News Corporation and immediately prior to that he was President of Fox National Cable Networks.  Mr. Battista served as Chief Executive Officer of the publicly traded company, Gemstar-TV Guide International, from 2004-2008 and directed the successful $2.3 billion sale of the company to Macrovision (now known as Rovi) in May 2008.

There are no transactions in which Mr. Battista has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Adoption of 2012 CEO Equity Incentive Plan

Effective September 11, 2012, the Company’s Board of Directors adopted the LodgeNet Interactive Corporation 2012 CEO Equity Incentive Plan (the “Plan”).  The purpose of the Plan is to enable the Company to attract, retain, and reward Richard Battista as the President and Chief Executive Officer of the Company by offering him an opportunity to have a greater proprietary interest in and closer identity with the Company and with its financial success.  1,100,000 shares of common stock have been reserved for issuance under the Plan.  The Plan provides for issuance of stock options, restricted stock awards, and restricted stock units, each as determined by the Company’s compensation committee.  As described above, pursuant to the Plan, Mr. Battista has been awarded 550,000 shares of restricted stock and nonqualified stock options to purchase 550,000 shares of common stock.  A copy of the Plan is attached hereto as Exhibit 10.2.

Item 9.01.          Financial Statements and Exhibits.

(d)  Exhibits

10.1	Employment Agreement, dated September 11, 2012, between LodgeNet Interactive Corporation and Richard L. Battista

10.2	LodgeNet Interactive Corporation 2012 CEO Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: September 12, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer